Exhibit 99.1

The Buckle, Inc. 2407 W. 24th St. Kearney, NE 68845 P.O. Box 1480 Kearney, NE 68848-1480 phone: 308-236-8491 fax: 308-236-4493 web: www.buckle.com

For Immediate Release:   November 17, 2011

Contact:	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended October 29, 2011 was $38.3 million, or $0.82 per share ($0.81 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended October 29, 2011 increased 12.4 percent to $273.4 million from net sales of $243.3 million for the prior year 13-week fiscal quarter ended October 30, 2010.  Comparable store net sales for the 13-week period ended October 29, 2011 increased 9.1 percent from comparable store net sales for the prior year 13-week period ended October 30, 2010.  Online sales (which are not included in comparable store sales) increased 25.4 percent to $18.9 million for the 13-week period ended October 29, 2011, compared to net sales of $15.1 million for the 13-week period ended October 30, 2010.

Net sales for the 39-week fiscal period ended October 29, 2011 increased 12.2 percent to $725.9 million from net sales of $646.8 million for the prior year 39-week fiscal period ended October 30, 2010.  Comparable store net sales year-to-date for the 39-week period ended October 29, 2011 increased 8.7 percent from comparable store net sales for the 39-week period ended October 30, 2010.  Online sales (which are not included in comparable store sales) increased 22.0 percent to $50.3 million for the 39-week period ended October 29, 2011, compared to net sales of $41.2 million for the 39-week period ended October 30, 2010.

Net income for the third quarter of fiscal 2011 was $38.3 million, or $0.82 per share ($0.81 per share on a diluted basis), compared with $34.4 million, or $0.75 per share ($0.73 per share on a diluted basis) for the third quarter of fiscal 2010.

Net income for the 39-week fiscal period ended October 29, 2011 was $95.4 million, or $2.04 per share ($2.02 per share on a diluted basis), compared with $85.2 million, or $1.85 per share ($1.81 per share on a diluted basis) for the 39-week fiscal period ended October 30, 2010.

During the fiscal quarter ended October 29, 2011, the Company paid a special one-time cash dividend of $2.25 per share, which was paid with the regular quarterly dividend on October 27, 2011.

Management will hold a conference call at 9:00 a.m. EST today to discuss results for the quarter.  To participate in the call, please call (800) 230-1059 and reference the conference code 222752.  A replay of the call will be available for a two–week period beginning November 17, 2011 at 11:00 a.m. EST by calling (800) 475–6701 and entering the conference code 222752.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 431 retail stores in 43 states.   As of the end of the fiscal quarter, it operated 429 stores in 43 states compared with 421 stores in 41 states at the end of the third quarter of fiscal 2010.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995;  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010

SALES, Net of returns and allowances	$273,400	$243,346	$725,870	$646,782

COST OF SALES (Including buying,
distribution, and occupancy costs)	154,735	137,404	417,116	372,001

Gross profit	118,665	105,942	308,754	274,781

OPERATING EXPENSES:
Selling	50,144	44,063	135,303	120,550
General and administrative	8,146	7,530	24,947	21,169
	58,290	51,593	160,250	141,719

INCOME FROM OPERATIONS	60,375	54,349	148,504	133,062

OTHER INCOME, Net	313	470	2,431	2,869

INCOME BEFORE INCOME TAXES	60,688	54,819	150,935	135,931

PROVISION FOR INCOME TAXES	22,339	20,448	55,559	50,703

NET INCOME	$38,349	$34,371	$95,376	$85,228

EARNINGS PER SHARE:
Basic	$0.82	$0.75	$2.04	$1.85

Diluted	$0.81	$0.73	$2.02	$1.81

Basic weighted average shares	46,831	46,068	46,801	46,095
Diluted weighted average shares	47,342	46,916	47,306	46,989

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	October 29,	January 29,	October 30,
ASSETS	2011	2011 (1)	2010

CURRENT ASSETS:
Cash and cash equivalents	$47,956	$116,470	$139,180
Short-term investments	30,411	22,892	25,302
Receivables	8,469	14,363	4,609
Inventory	140,781	88,593	111,235
Prepaid expenses and other assets	15,633	14,718	14,202
Total current assets	243,250	257,036	294,528

PROPERTY AND EQUIPMENT:	359,612	342,413	341,512
Less accumulated depreciation and amortization	(184,996)	(173,179)	(170,177)
	174,616	169,234	171,335

LONG-TERM INVESTMENTS	49,135	66,162	71,212
OTHER ASSETS	2,363	2,412	6,503

	$469,364	$494,844	$543,578

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$41,219	$33,489	$35,891
Accrued employee compensation	29,857	36,018	26,082
Accrued store operating expenses	11,493	9,653	10,326
Gift certificates redeemable	11,232	17,213	9,160
Income taxes payable	9,662	-	4,997
Total current liabilities	103,463	96,373	86,456

DEFERRED COMPENSATION	8,330	7,727	7,439
DEFERRED RENT LIABILITY	37,352	37,430	37,533
OTHER LIABILITIES	6,904	7,649	-
Total liabilities	156,049	149,179	131,428

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 47,403,165 shares at October 29, 2011, 47,127,926
shares at January 29, 2011, and 46,601,528 shares at October 30, 2010	474	471	466
Additional paid-in capital	96,953	89,719	79,387
Retained earnings	216,445	256,146	332,964
Accumulated other comprehensive loss	(557)	(671)	(667)
Total stockholders’ equity	313,315	345,665	412,150

	$469,364	$494,844	$543,578

(1) Derived from audited financial statements.